EXHIBIT 99.2
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                              ACCESS NEWS

Contact: Company                                  Contact: Investor Relations
----------------                                  ---------------------------
Kerry P. Gray                                     Donald C. Weinberger
President & CEO                                   Jeffrey Volk
(214) 905-5100                                    Wolfe Axelrod
                                                  (212) 370-4500


             ACCESS ADOPTS STOCK PURCHASE RIGHTS PLAN
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DALLAS, TEXAS, November 6, 2001, ACCESS PHARMACEUTICALS, INC. (AMEX:AKC)
announced that its Board of Directors declared a special dividend distribution of a preferred share purchase right for each outstanding share of common stock of Access Pharmaceuticals, Inc. This dividend will be distributed on November 9, 2001 to stockholders of record as of the close of business on that date.

"This rights plan is designed to help the Board of Directors assure that all Access Pharmaceuticals stockholders are treated fairly in any unsolicited merger or other acquisition," said Kerry P. Gray, the President and CEO of Access Pharmaceuticals. Mr. Gray noted that the Company had not received any takeover overture.

The rights will become exercisable only if a person or group (a) acquires
15 percent or more of Access Pharmaceuticals' common stock or (b) announces a tender offer that would result in ownership of 15 percent or more of the common stock. Each right would entitle a stockholder to buy one one-hundredth of a share of preferred stock. Once a person or group has acquired 15 percent or more of the outstanding common stock of Access Pharmaceuticals, each right may entitle its holder (other than the 15 percent person or group) to receive upon exercise of the right, a number of newly issued shares of common stock of Access Pharmaceuticals (or of any company that acquires Access Pharmaceuticals) having a market value of $60 (two times the exercise price of the right).

The rights are redeemable at the option of the Board of Directors up until ten days after public announcement

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Access Pharmaceuticals, Inc.
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that any person or group has acquired 15 percent or more of Access
Pharmaceuticals' common stock. The redemption price is $0.001 per right.

In the case of our current stockholders Heartland Advisors, Inc. and Oracle Partners LP and their respective affiliates and associates, the provisions apply if they acquire 20 percent or more of Access Pharmaceuticals common stock or announce a tender offer that would result in ownership of 20 percent or more of the common stock.

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. In conjunction with GlaxoSmithKline (previously Block Drug Company),
Access has developed Aphthasol R, the only FDA-approved product for the treatment of canker sores, and is developing products for mucositis and other dermatological indications. Access is also developing unique polymer platinates for use in the treatment of cancer and is developing in conjunction with its partner Strakan, Ltd., a topical zinc delivery system called
ResiDerm R that provides rapid delivery and reservoir of a drug in the skin.

This press release contains certain statements that are forward-looking and that involve risks and uncertainties, including but not limited to the uncertainties associated with research and development activities, clinical trials, the timing of regulatory approval, dependence on others, collaborations, future cash flow, the timing and receipt of licensing revenues, the future success of the Company's amlexanox and polymer platinate programs and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and other reports filed by the Company with the Securities and Exchange Commission.

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